Pacific Select Fund NSAR 12-31-16
Exhibit 77H


Changes in Control of Registrant for PSF DFA Balanced Allocation Portfolio:

On August 31, 2016, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the PSF DFA Balanced Allocation Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	          Percentage Ownership

PSF DFA Balanced Allocation Portfolio   April 30, 2016	 	  	>25%
					August 31, 2016     and after   <25%




Changes in Control of Registrant for Small-Cap Growth Portfolio:

On November 1, 2016, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Small-Cap Growth Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	          Percentage Ownership

Small-Cap Growth Portfolio   		October 27, 2016 	  	<25%
					October 28, 2016                >25%
 					November 1, 2016    and after   <25%